Filed Pursuant to Rule 424(b)(3)
Registration No. 333-173219

USA TECHNOLOGIES, INC.

PROSPECTUS SUPPLEMENT NO. 1
4,253,000 Shares of Common Stock

This prospectus supplement no. 1 ("Supplement") supplements and updates  the prospectus dated October 23, 2015 (the “Prospectus”), and relates to the sale of up to 4,253,000 shares of our common stock which may be offered by the selling shareholders identified in the Prospectus.

This Supplement should be read in conjunction with the Prospectus. This Supplement  is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.
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Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 7 of the Prospectus for a discussion of these risks.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether the Prospectus or this Supplement  is truthful or complete.  Any representation to the contrary is a criminal offense.
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This Supplement is being filed for the purpose of updating information provided under the heading “Selling Shareholders” commencing on page 19 of the Prospectus. Subsequent to the filing of the Prospectus, on December 15, 2015, Cranshire Capital Master Fund, Ltd., identified in the Prospectus as a selling shareholder, transferred all of its Warrants (as defined in the Prospectus) to Intracoastal Capital, LLC. Accordingly, the selling shareholders table is being updated to remove Cranshire Capital Master Fund, Ltd., and to substitute Intracoastal Capital, LLC in its place as a selling shareholder, as presented below.

Name of Selling Shareholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering

Intracoastal Capital, LLC (1)	1,498,550	1,498,550	0

(1)
Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital, LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal.

Mr. Asher, who is a manager of Intracoastal, is also a control person of a broker-dealer. As a result of such common control, Intracoastal may be deemed to be an affiliate of a broker-dealer. Intracoastal acquired the ordinary shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the ordinary shares and warrants described herein, Intracoastal did not have any arrangements or understandings with any person to distribute such securities.

The date of this prospectus supplement no. 1 is February 12, 2016.